Exhibit 99.1

Legal Technology Solutions Provider Epiq Systems

Declares $0.09 Quarterly Dividend

Kansas City, KS (April 23, 2015) – Epiq Systems, Inc. (NASDAQ: EPIQ), a leading global provider of integrated technology solutions for the legal profession, today announced a quarterly cash dividend of $0.09 per common share, payable August 3, 2015, to shareholders of record at the close of business on May 26, 2015.

About Epiq Systems

Epiq Systems is a leading global provider of integrated technology solutions for the legal profession, including electronic discovery, bankruptcy, and class action and mass tort administration. We offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters. Our innovative technology and services, deep subject-matter expertise and global presence spanning 45 countries served from more than 20 locations allow us to provide secure, reliable solutions to the worldwide legal community. Visit us at www.epiqsystems.com.

Investor Contacts

Kelly Bailey	Chris Eddy or David Collins
Epiq Systems	Catalyst Global
913-621-9500	212-924-9800
ir@epiqsystems.com	epiq@catalyst-ir.com